Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of Textura Corporation of our report dated January 9, 2013, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is April 5, 2013, relating to the consolidated financial statements and financial statement schedule of Textura Corporation, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
May 28, 2013